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                                                                      Exhibit 21



                         SUBSIDIARIES OF ALKERMES, INC.


                                                   Percentage              State or Country of
Registrant                                         Ownership              Incorporation/Formation
----------                                         ---------              -----------------------
Alkermes Controlled Therapeutics, Inc.             100                    Pennsylvania

Alkermes Controlled Therapeutics Inc. II           100                    Pennsylvania

Alkermes Development Corporation II                100                    Delaware

Advanced Inhalation Research, Inc.                 100                    Delaware

Alkermes Europe, Ltd.                              100                    United Kingdom

Alkermes Investments, Inc.                         100                    Delaware